                                                                      Exhibit 11



                                      E. I. DU PONT DE NEMOURS AND COMPANY

                                   EARNINGS PER SHARE - ASSUMING FULL DILUTION
                                     (Dollars in millions, except per share)

                                                                     Years Ended December 31
                                                    1994         1993          1992         1991          1990

Earnings (loss) on common stock ..............        $2,717         $545      $(3,937)       $1,393       $2,300

Adjustments required for dividend equivalent
  payments and stock appreciation rights
  (net of tax) ...............................         -            -            -                 1           (2)

Adjustments required for interest on
  convertible debt(a) ........................         -            -            -            -                15

Adjusted earnings (loss) on common stock .....        $2,717         $545      $(3,937)       $1,394       $2,313
                                                 ===========  ===========  ===========   ===========  ===========
Average number of shares outstanding
  (excludes shares in treasury) ..............   679,999,916  676,622,115  673,454,935   670,743,786  675,960,751

Adjustments required for awarded but
  undelivered shares under the Variable
  Compensation Plan (average), stock options,
  and stock appreciation rights(b) ...........     4,542,903    3,785,582        -         4,740,453    1,951,293

Adjustments required for convertible debt(a) .         -           -             -            -         5,404,509

Adjusted average number of common shares .....   684,542,819  680,407,697  673,454,935   675,484,239  683,316,553
                                                 ===========  ===========  ===========   ===========  ===========

Earnings (loss) per share - assuming full
  dilution ...................................        $ 3.97         $.80      $ (5.85)       $ 2.06       $ 3.38
                                                 ===========  ===========  ===========   ===========  ===========

Earnings (loss) per share - as published .....        $ 4.00         $.81      $ (5.85)       $ 2.08       $ 3.40
                                                 ===========  ===========  ===========   ===========  ===========

(a) The Zero Coupon Convertible Subordinated Notes were retired during 1992. 1991 versus 1990 convertible debt was outstanding for the entire year; as a result, conversion was antidilutive, and no adjustment was required in 1991.

(b) In 1992, these adjustments are not considered for the fully diluted earnings per share calculation due to their antidilutive effect.